UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 23, 2011

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32875 (Commission File Number)	75-3095469 (IRS Employer Identification No.)

5505 Blue Lagoon Drive
Miami, Florida
(Address of Principal Executive Offices)
33126
(Zip Code)

(305) 378-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 23, 2011, David M. Chojnowski, Senior Vice President, Controller and Chief Accounting Officer of Burger King Holdings, Inc. (the “Company”) announced his resignation effective immediately to pursue another opportunity. Mr. Chojnowski will remain with the Company until April 1, 2011 to provide a smooth transition.
(c) Effective immediately, Jacqueline Friesner has been appointed Vice President, Controller and Chief Accounting Officer of the Company. Prior to her appointment, Ms. Friesner, 38, served as the Company’s Senior Director, Global Accounting and Reporting from December 2010 until March 2011 and as Director, Global and Technical Accounting from November 2009 until December 2010. From October 2002 until November 2009, Ms. Friesner served in positions of increasing responsibility in the finance department of the Company. Before joining the Company in October 2002, Ms. Friesner was an audit manager at PriceWaterhouseCoopers in Miami, Florida.
     Ms. Friesner will receive an annual base salary of $185,000. Her target annual cash bonus opportunity is 80% of her base salary, as determined under the annual incentive plan maintained by the Company. If the Company does not achieve the threshold performance goals established by the Compensation Committee of the Board of Directors of the Company for a fiscal year, Ms. Friesner will not be entitled to receive an annual bonus for such fiscal year. In addition, the Company intends to grant to Ms. Friesner options to purchase common stock of Burger King Worldwide Holdings, Inc., the parent of the Company, with an aggregate grant date value of $200,000 and an exercise price equal to $15.82 per millishare (or .001 of a full share). The options will cliff vest on October 19, 2015.
     There are no family relationships between Ms. Friesner and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Ms. Friesner that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.
	By:	/s/ Daniel S. Schwartz
Daniel S. Schwartz
Date: March 25, 2011		Chief Financial Officer

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